Exhibit 10.1

By Hand

November 5, 2015

Glen Ibbott
c/o 887 Great Northern Way, Suite 250
Vancouver, BC
V5T 4T5

Dear Glen:

Re:                             Employment Agreement Amendment

Further to our recent discussions, this letter confirms our agreement to amend your Employment Agreement dated January 5, 2015 (the “Employment Agreement”). We have agreed to the following amendments to your Employment Agreement:

1.              Section 1.1 is amended to change your position title to “Senior Vice President, Finance and Chief Financial Officer”.

2.              Section 2.1(a) is amended to increase your annual Base Salary to $300,000.

3.              Section 2.1(d) is amended by replacing all of the current Section 2.1(d) with the following:

(d)         Vacation — Four weeks of paid vacation per year, as may be increased from time to time in accordance with QLT’s vacation policy for executive level employees.  As per the Company’s Policy and Procedures on QLink (as amended by QLT from time to time), unless agreed to in writing by the Company:

I.                                        All vacation must be taken within the calendar year in which it is earned by Mr. Ibbott; and

II.                                   Vacation entitlement will not be cumulative from calendar year to calendar year; except that Mr. Ibbott may carry forward 75 hours of vacation from the calendar year in which it is earned to the following calendar year (but not subsequent years).

4.              Section 2.1(f) is amended to increase your target cash incentive compensation payment to 40% of your Base Salary, provided that your target payment for 2015 will be prorated based on your current target and your current annual Base Salary for the period from January 1, 2015 to the effective date of this letter and your amended target and amended Base Salary from the effective date of this letter to December 31, 2015.

5.              Section 5.3(a) is amended by replacing all of the current Section 5.3(a) with the following:

(a)         Notice — Advance written notice of termination (“Severance Notice”), or pay in lieu thereof (“Severance Pay”), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

I.                Six (6) months’ Severance Notice or Severance Pay in lieu thereof, and

II.           One (1) additional month’s Severance Notice, or Severance Pay in lieu thereof, for each complete year of continuous employment with QLT,

up to a maximum total of 12 months’ Severance Notice, or Severance Pay in lieu of Severance Notice.  Severance Pay is in respect of Base Salary only and, subject to any Employment Standards Act obligations, will be paid on a semi-monthly or monthly basis over the Severance Period, at QLT’s discretion.

The remainder of Section 5.3 is unchanged.

The capitalized term “Base Salary” has the same meaning as the same capitalized term in your Employment Agreement.

The amendments to Sections 1.1, 2.1(a), 2.1(d), 2.1(f) and 5.3(a) of your Employment Agreement are effective as of the date this letter is signed by you.

Your Employment Agreement as amended by this letter will continue to govern your employment with QLT Inc.

Please confirm your agreement to this amendment to your Employment Agreement by signing where indicated below and returning to us a copy of this letter.

If you have any questions, please contact me.

Yours truly,

QLT Inc.

/s/ Geoffrey Cox	November 5, 2015
Dr. Geoffrey Cox
Interim CEO

I confirm my agreement to the terms and conditions set out above.

/s/ Glen Ibbott	November 5, 2015
Mr. Glen Ibbott